EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Semper Flowers, Inc. on  Amendment No. 1 to Form S-1 of our report dated January 25, 2008, relating to the financial statements of Semper Flowers, Inc. as of December 31, 2007 and the related statements of operations, stockholders’ deficit and cash flows from October 9, 2007 (Inception) to December 31, 2007.  We also consent to the use of our audit report dated January 28, 2008, relating to the financial statements of Absolute Florist, Inc. as of June 30, 2007 and 2006 and for the years ended June 30, 2007 and 2006 appearing in this Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/Sherb & Co., LLP

Certified Public Accountants
New York, NY
April 21, 2008